Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-1 (SEC File # 333-268638, 333-273272 and 333-276327) and Forms S-8 (SEC File # 333-258525, 333-257897 and 333-273265) of Duos Technologies Group, Inc. of our report dated April 1, 2024 on the consolidated financial statements of Duos Technologies Group, Inc., as of December 31, 2023 and 2022 and for the each of the two years in the period ended December 31, 2023.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.

Boca Raton, Florida

April 1, 2024